UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

ZOSANO PHARMA CORPORATION
(Name of Registrant as Specified in its Charter)

Not Applicable
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
_______________________

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

ZOSANO PHARMA CORPORATION
34790 Ardentech Court
Fremont, California 94555
NOTICE OF 2020 ANNUAL MEETING OF STOCKHOLDERS
Dear Stockholder:
We invite you to attend Zosano Pharma Corporation’s 2020 Annual Meeting of Stockholders, which is being held as follows:

Date:	Thursday, June 25, 2020

Time:	8:30 a.m., Pacific time

Location:	Zosano Pharma Corporation 34790 Ardentech Court Fremont, CA 94555*
At the annual meeting, we will ask our stockholders to:

•	elect Joseph “Jay” P. Hagan, Steven Lo and Kleanthis G. Xanthopoulos, Ph.D., as our Class III directors, to serve for a three-year term ending at our 2023 annual meeting of stockholders;

•	ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2020; and

•	consider any other business properly presented at the meeting.
The accompanying proxy statement describes these matters. We urge you to read this information carefully.
You may vote on these matters in person, by proxy or via the internet or telephone. Whether or not you plan to attend the annual meeting, we ask that you promptly complete and return the enclosed proxy card in the enclosed addressed, postage-paid envelope or vote via the internet or telephone, so that your shares will be represented and voted at the meeting in accordance with your wishes. If you attend the annual meeting, you may withdraw your proxy or internet or telephone vote and vote your shares in person. Only stockholders of record at the close of business on May 11, 2020 may vote at the meeting.
By order of the Board of Directors
Steven Lo
President and Chief Executive Officer
May 29, 2020
* Due to the emerging public health impact of the coronavirus or COVID-19, we are planning for the possibility that the meeting may be held virtually over the internet. If we take this step, we will announce the decision to do so in advance, and details on how to participate will be set forth in a press release issued by us and available on our website at www.zosanopharma.com under “Investors-Press Releases.” As always, we encourage you to vote your shares prior to the annual meeting.

PROXY STATEMENT
ZOSANO PHARMA CORPORATION
2020 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT
ZOSANO PHARMA CORPORATION
2020 ANNUAL MEETING OF STOCKHOLDERS

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 25, 2020
This proxy statement and our 2019 Annual Report to Stockholders are also available for viewing, printing and downloading at www.proxyvote.com and on at www.zosanopharma.com under "Investors-Financials & Filings-Annual Reports and Proxies."
INFORMATION ABOUT THE MEETING
The Meeting
The 2020 Annual Meeting of Stockholders of Zosano Pharma Corporation (the "Company," "we," "our" or "us") will be held at 8:30 a.m., Pacific time, on Thursday, June 25, 2020, at our headquarters located at Zosano Pharma Corporation, 34790 Ardentech Court, Fremont, California 94555. At the meeting, stockholders of record on the record date for the meeting who are present or represented by proxy will have the opportunity to vote on the following matters:

•	to elect Joseph “Jay” P. Hagan, Steven Lo and Kleanthis G. Xanthopoulos, Ph.D., as our Class III directors, to serve for a three-year term ending at our 2023 annual meeting of stockholders;

•	to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2020; and

•	consider any other business properly presented at the meeting.
Due to the emerging public health impact of the coronavirus or COVID-19, we are planning for the possibility that the meeting may be held virtually over the internet. If we take this step, we will announce the decision to do so in advance, and details on how to participate will be set forth in a press release issued by us and available on our website at www.zosanopharma.com under “Investors-Press Releases.” As always, we encourage you to vote your shares prior to the annual meeting.
This Proxy Solicitation
We have sent you this proxy statement and the enclosed proxy card because our Board of Directors is soliciting your proxy to vote at the meeting (including any adjournment or postponement of the meeting).

•	This proxy statement summarizes information about the proposals to be considered at the meeting and other information you may find useful in determining how to vote.

•	The proxy card is the means by which you authorize another person to vote your shares at the meeting in accordance with your instructions.
We will pay the cost of soliciting proxies. Our directors, officers and employees may solicit proxies in person, by telephone or by other means. We will reimburse brokers and other nominee holders of shares for expenses they incur in forwarding proxy materials to the beneficial owners of those shares. We do not plan to retain the services of a proxy solicitation firm to assist us in this solicitation.
We will mail this proxy statement and the enclosed proxy card to stockholders for the first time on or about May 29, 2020. In this mailing, we will include a copy of our 2019 Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the year ended December 31, 2019 (excluding exhibits), as filed with the Securities and Exchange Commission, or SEC.
Who May Vote
Holders of record of our common stock at the close of business on May 11, 2020 are entitled to one vote per share of common stock on each proposal properly brought before the annual meeting.
A list of stockholders entitled to vote will be available at the annual meeting. In addition, you may contact our Chief Executive Officer, Steven Lo, at our principal executive offices located at 34790 Ardentech Court, Fremont, California 94555, to make arrangements to review a copy of the stockholder list at our offices, between the hours of 9:00 a.m. and 5:30 p.m., Pacific time, on any business day from June 15, 2020 to the time of the annual meeting.

How to Vote
You are entitled to one vote at the meeting for each share of common stock registered in your name at the close of business on May 11, 2020, the record date for the meeting. You may vote your shares at the meeting in person, by proxy, via the internet or via the toll-free number (for residents of the United States and Canada) listed on your proxy card.

•	To vote in person, you must attend the meeting, and then complete and submit the ballot provided at the meeting.

•
To vote by proxy, you must complete and return the enclosed proxy card. Your proxy card will be valid only if you sign, date and return it before the meeting. By completing and returning the proxy card, you will direct the persons named on the proxy card to vote your shares at the meeting in the manner you specify. If you complete all of the proxy card except the voting instructions, then the designated persons will vote your shares FOR the election of Mr. Hagan, Mr. Lo and Dr. Xanthopoulos as Class III directors and FOR the ratification of Deloitte and Touche LLP as our independent registered public accounting firm. If any other business properly comes before the meeting, then the designated persons will have the discretion to vote in any manner they deem appropriate.

•
To vote via the internet, you must access the website for internet voting at www.proxyvote.com. Please have the enclosed proxy card handy when you access the website, and then follow the on-screen instructions. Internet voting facilities for stockholders of record will be available 24 hours a day until 11:59 p.m. (Eastern time) on June 24, 2020. If you vote via the internet, you do not have to return your proxy card via mail.

•
To vote via telephone, use any touch-tone telephone and call 1 (800) 690-6903 to transmit your voting instructions up until 11:59 p.m. (Eastern time) on June 24, 2020. Please have the enclosed proxy card handy when you call, and then follow the instructions. If you vote via telephone, you do not have to return your proxy card via mail.

If you vote by proxy or via the internet or telephone, you may revoke your vote at any time before it is exercised by taking one of the following actions:

•	sending written notice to our Chief Executive Officer at our address set forth on the notice of meeting appearing on the cover of this proxy statement;

•	voting again by proxy or via the internet or telephone on a later date; or

•	attending the meeting, notifying our Chief Executive Officer that you are present, and then voting in person.
Shares Held by Brokers or Nominees
If the shares you own are held in “street name” by a brokerage firm, your brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your brokerage firm provides to you. Many brokers also offer the option of providing voting instructions to them over the internet or by telephone, directions for which would be provided by your brokerage firm on your voting instruction form.
Under stock exchange rules applicable to most brokerage firms, if you do not give instructions to your broker, it is permitted to vote any shares it holds for your account in its discretion with respect to “routine” proposals, but it is not allowed to vote your shares with respect to certain non-routine proposals. Proposal 1, regarding the election of directors is a “non-routine” proposal. If you do not instruct your broker how to vote with respect to Proposal 1, your broker will not vote on this proposal and your shares will be recorded as “broker non-votes” and will not affect the outcome of the vote on Proposal 1. “Broker non-votes” are shares that are held in “street name” by a bank or brokerage firm that indicates on its proxy that, while voting in its discretion on one matter, it does not have or did not exercise discretionary authority to vote on another matter.
Proposal 2, the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm, is considered to be a “routine” item under the applicable rules and your broker will be able to vote on that item even if it does not receive instructions from you, so long as it holds your shares in its name.
If a broker or nominee holds shares of our common stock in “street name” for your account, then this proxy statement may have been forwarded to you with a voting instruction card, which allows you to instruct the broker or nominee how to vote your shares on the proposals described herein. To vote by proxy or to instruct your broker how to vote, you should follow the directions provided with the voting instruction card. In order to have your vote counted on Proposals 1 and 2, you must either provide timely voting instructions to your broker or obtain a properly executed proxy from the broker or other record holder of the shares that authorizes you to act on behalf of the record holder with respect to the shares held for your account.

Quorum Required to Transact Business
At the close of business on May 11, 2020, 54,361,635 shares of our common stock were outstanding. Our Bylaws require that a majority of the outstanding shares of our common stock be represented, in person, by remote communication, if applicable, or by proxy, at the meeting in order to constitute the quorum we need to transact business at the meeting. We will count abstentions and broker non-votes as shares represented at the meeting in determining whether a quorum exists.
Votes Required
Proposal 1 - Election of Directors. Directors will be elected by a plurality of the votes of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote. Stockholders will be given the choice to vote “for” or “withhold” votes for each nominee. Thus, the nominees receiving the greatest number of votes “FOR” their election will be elected. Broker non-votes are not considered votes entitled to vote and therefore will not affect the outcome of the vote.
Proposal 2 - Ratification of Appointment of Independent Registered Public Accounting Firm. The affirmative vote of a majority of shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote is required for the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020. Abstentions will have the same effect as a vote against this proposal. Brokers have authority in the absence of timely instructions from their beneficial owners to vote on this proposal. As a result, there will be no broker non-votes for this proposal.
What Happens if a Change to the Annual Meeting is Necessary Due to Exigent Circumstances?
While we have every intention of holding the annual meeting as indicated in the “Notice of 2020 Annual Meeting of Stockholders,” if exigent and unexpected circumstances, such as a global health crisis like COVID-19, prevent us from holding the annual meeting as planned, we may determine to change the location of the annual meeting or to switch to an alternative method of holding the meeting, such as a virtual meeting. If we need to take such action on an exceptional basis, we plan on issuing a press release notifying our stockholders of such development, which will be available on our website at www.zosanopharma.com under “Investors-Press Releases.” Any such decision by us has no impact on a stockholder’s ability to provide their proxy by using the internet or telephone or by completing, signing, dating and mailing their proxy card, each as explained in this proxy statement.
Householding of Annual Meeting Materials
Some banks, brokers, and other nominee record holders may be “householding” our proxy statements and annual reports. This means that only one copy of our proxy statement and annual report to stockholders may have been sent to multiple stockholders in your household. We will promptly deliver a copy of either document to you if you write or call us at our principal executive offices, 34790 Ardentech Court, Fremont, California 94555, Attention: Steven Lo, President and Chief Executive Officer, telephone: (510) 745-1200. In the future, if you want to receive separate copies of the proxy statement or annual report to stockholders, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and telephone number.
Annual Report on Form 10-K
We will promptly deliver to you a copy of our Annual Report on Form 10-K for the year ended December 31, 2019 and additional copies of our proxy statement, without charge, if you write or call us at the following address or telephone number: Zosano Pharma Corporation, 34790 Ardentech Court, Fremont, California 94555, Attention: Steven Lo, President and Chief Executive Officer, telephone: (510) 745-1200.

PROPOSAL 1: ELECTION OF DIRECTORS
The first proposal on the agenda for the annual meeting is the election of Joseph “Jay” P. Hagan, Steven Lo and Kleanthis G. Xanthopoulos, Ph.D. to serve as Class III directors.
Our Board of Directors is divided into three classes:

•	Linda Grais M.D., J.D. and John P. Walker are Class I directors whose terms end at our annual meeting of stockholders in 2021;

•	Steven A. Elms and Kenneth R. Greathouse are Class II directors whose terms end at our annual meeting of stockholders in 2022; and

•	Joseph “Jay” P. Hagan, Steven Lo and Kleanthis G. Xanthopoulos, Ph.D. are Class III directors whose terms end at this year’s annual meeting of stockholders.
At each annual meeting of stockholders, a Class of directors is elected for a three-year term to succeed the directors of the same Class whose terms are then expiring. The term of the Class III director elected at our 2020 annual meeting of stockholders will begin at the meeting and end at our 2023 annual meeting of stockholders, or, if later, when such director’s successor has been elected and has qualified.
The following table sets forth certain information as of May 11, 2020 regarding our Class III directors, who have been nominated for election, and each other director who will continue in office following the 2020 Annual Meeting of Stockholders.

Name	Age	Position(s)
Class III Director Nominees
Joseph “Jay” P. Hagan (1)	51	Director, Audit Committee Chair
Steven Lo	53	President, Chief Executive Officer and Director
Kleanthis G. Xanthopoulos, Ph.D. (2)	62	Director, Compensation Committee Chair
Continuing Directors
John P. Walker	71	Chairman of the Board of Directors
Steven A. Elms (2) (3)	56	Director
Linda Grais M.D., J.D. (1) (3)	63	Director, Nominating and Corporate Governance Committee Chair
Kenneth R. Greathouse (1) (2) (3)	67	Director

(1)Member of the Audit Committee
(2)Member of the Compensation Committee
(3)Member of the Nominating and Corporate Governance Committee
Class III Director Nominees
Joseph “Jay” P. Hagan has served as a member of our Board of Directors since May 2015. Mr. Hagan has served as Chief Executive Officer of Regulus Therapeutics Inc., a publicly-held clinical-stage biopharmaceutical company, since May 2017. Previously, he served as Regulus’s Chief Operating Officer, Principal Financial Officer and Principal Accounting Officer since January 2016. From 2011 to December 2015, Mr. Hagan served as Orexigen Therapeutics, Inc.’s Chief Business & Financial Officer. From May 2009 to June 2011, Mr. Hagan served as Orexigen’s Senior Vice President, Corporate Development, Strategy and Communications. Prior to Orexigen, Mr. Hagan worked at Amgen Inc., a publicly-held biopharmaceutical company, from September 1998 to April 2008, where he served in various senior business development roles, including founder and Managing Director of Amgen Ventures. Prior to starting the Amgen Ventures fund, Mr. Hagan was Head of Corporate Development at Amgen, leading such notable transactions as the acquisition of Immunex and Tularik and the spinouts of Novatrone and Relypsa, as well as numerous other business development efforts totaling over $15 billion in value. Before joining Amgen, Mr. Hagan spent five years in the bioengineering labs at Genzyme and Advance Tissue Sciences. He has served as a member of the Board of Directors of Aurinia Pharmaceuticals, Inc., a publicly-held clinical stage biopharmaceutical company, since February 2018, and a member of the Board of Directors of Regulus since June 2017. Mr. Hagan received a B.S. in Physiology and Neuroscience from the University of California, San Diego and a M.B.A from Northwestern University. We believe that Mr. Hagan’s education and professional background in science and business management, and his work as a senior executive in the biotechnology industry qualify him to serve as a member of our Board of Directors.

Steven Lo has served as our President and Chief Executive Officer and as a member of our Board of Directors since October 2019. Previously, from September 2015 to October 2019, Mr. Lo served as Chief Commercial Officer of Puma Biotechnology, Inc., a publicly-held biopharmaceutical company. Prior to joining Puma, Mr. Lo held a number of positions at Corcept Therapeutics Incorporated, a publicly-held pharmaceutical company, from September 2010 to September 2015, including Senior Vice President, Oncology, Senior Vice President & Chief Commercial Officer and Vice President & Head of Commercial Operations. Prior to Corcept, Mr. Lo was with Genentech, Inc. from December 1997 to September 2010. At Genentech, Mr. Lo held a number of positions, including Senior Director, Oncology Marketing, where he prepared and led the first U.S. launch of Herceptin® in adjuvant HER2-positive breast cancer. His other leadership roles at Genentech included Franchise Head, Endocrinology and Senior Director of Managed Care. Mr. Lo received a B.S. in Microbiology from the University of California, Davis and a Master of Health Administration from the University of Southern California. We believe that Mr. Lo’s perspective as our President and Chief Executive Officer qualifies him to serve as a member of our Board of Directors.
Kleanthis G. Xanthopoulos, Ph.D. has served as a member of our Board of Directors since April 2013. Dr. Xanthopoulos is a serial entrepreneur whose passion is building healthcare companies focused on innovation. Dr. Xanthopoulos has over two decades of experience in the biotechnology and pharmaceutical research industries as an executive, company founder, chief executive officer, investor and board member. He has founded three companies, has introduced two life science companies to Nasdaq and has financed and brokered numerous creative strategic alliance and partnership deals with large pharmaceutical partners. Dr. Xanthopoulos has served as the President and CEO of IRRAS AB, a commercial stage medical device and drug delivery company, since June 2015 and has served as Managing General Partner at Cerus DMCC since August 2015, which focuses on investing and building innovative biotechnology companies. Dr. Xanthopoulos served as President and Chief Executive Officer of Regulus Therapeutics Inc. (Nasdaq: RGLS) from the time of its formation in 2007 until June 2015. Prior to that, he was a managing director of Enterprise Partners Venture Capital. Dr. Xanthopoulos co-founded and served as President and Chief Executive Officer of Anadys Pharmaceuticals, Inc. (Nasdaq: ANDS) from its inception in 2000 to 2006 and remained a Director until its acquisition by Roche in 2011. He was Vice President at Aurora Biosciences (acquired by Vertex Pharmaceuticals, Inc.) from 1997 to 2000. Dr. Xanthopoulos participated in The Human Genome Project as a Section Head of the National Human Genome Research Institute from 1995 to 1997. Prior to this, Dr. Xanthopoulos was an Associate Professor at the Karolinska Institute, in Stockholm, Sweden, after completing a Postdoctoral Research Fellowship at The Rockefeller University, New York. An Onassis Foundation scholar, he was named the E&Y Entrepreneur of the year in 2006 in San Diego and the San Diego Business Journal’s Most Admired mid-size company CEO in 2013. Dr. Xanthopoulos received his B.Sc. in Biology with honors from Aristotle University of Thessaloniki, Greece, and received both his M.Sc. in Microbiology and Ph.D. in Molecular Biology from the University of Stockholm, Sweden. In addition to his roles at IRRAS AB, Dr. Xanthopoulos is a director of LDO S.p.a. (Milan, Italy), and is the co-founder and a member of the Board of Directors of privately held Sente Inc. We believe that Dr. Xanthopoulos’s senior executive experience managing and developing a major biotechnology company and his extensive industry knowledge and leadership experience in the biotechnology industry qualify him to serve as a member of our Board of Directors.
Continuing Directors
John P. Walker has served as a member of our Board of Directors since May 2016. From August 2017 to October 2019, Mr. Walker served as our President and Chief Executive Officer, and he served as our Interim Chief Executive Officer from May 2017 to August 2017. Mr. Walker has served as Chairman of Vizuri Health Sciences, LLC since March 2016 and Chairman of the Boards of Propella Therapeutics Inc. and Vizuri Health Sciences Consumer Health Inc. since May 2020. He also previously served as a Managing Director of Four Oaks Partners, a life sciences transaction advisory firm, which he co-founded in March 2012, until January 2015. As part of his activities with Four Oaks Partners, Mr. Walker served as the Chairman and Interim Chief Executive Officer of Neuraltus Pharmaceuticals, Inc., a privately held biopharmaceutical company, until October 2013. From February 2009 until July 2010, Mr. Walker was the Chief Executive Officer at iPierian Inc., a company focused on the use of inducible stem cells for drug discovery. From 2006 until 2009, Mr. Walker served as the Chairman and Chief Executive Officer of Novacea, Inc., a pharmaceutical company that merged with Trancept Pharmaceuticals, Inc. in 2009. Since 2001, Mr. Walker, acting as a consultant, was Chairman and Interim Chief Executive Officer at Kai Pharmaceuticals, Guava Technologies, Centaur Pharmaceuticals, Inc., and Chairman and Chief Executive Officer of Bayhill Therapeutics. From 1993 until 2001, Mr. Walker was the Chairman and Chief Executive Officer of Arris Pharmaceuticals Corporation and its successor, Axys Pharmaceuticals Inc. Mr. Walker previously served on the Board of Directors of Geron Corporation and Evotec AG. Mr. Walker currently serves on the Board of Directors of Lucile Packard Children's Hospital at Stanford University, is the Chairman of Packard Children's Health Alliance, and is a member of the Board of Trustees at the University of Puget Sound. Mr. Walker received a B.A. from the State University of New York at Buffalo and is a graduate of the Advance Executive Program at the Kellogg School of Management at Northwestern University. We believe Mr. Walker’s 40 years in the life sciences industry and his experience as Chairman and Chief Executive Officer of a number of development and commercial stage companies, including his prior service as our President and Chief Executive Officer, qualify him to serve as a member of our Board of Directors.

Steven A. Elms has served as a member of our Board of Directors since May 2018. He currently serves as a Managing Partner of Aisling Capital LLC, a private equity firm. He joined Aisling Capital LLC in 2000 from the life sciences investment banking group of Chase H&Q (formerly Hambrecht and Quist Group Inc.) where he was a principal. Mr. Elms has served on the Board of Directors of ADMA Biologics, Inc., a publicly-held commercial biopharmaceutical company, since July 2007. Previously, Mr. Elms served on the Board of Directors of Loxo Oncology from 2013 to 2019, Ambit Biosciences Corp. from 2001 to 2014, MAP Pharmaceuticals, Inc. from 2004 to 2011 and has served on the boards of directors of a number of private companies. Mr. Elms received a B.A. in Human Biology from Stanford University and a M.B.A. from the Kellogg School of Management at Northwestern University. We believe that Mr. Elms's extensive financial services background and experience in the pharmaceutical and healthcare industries equip him to serve on our Board of Directors.
Linda Grais has served as a member of our Board of Directors since January 2019. She currently serves on the Board of Directors of Arca Biopharma and Corvus Pharmaceuticals, both publicly-held biopharmaceutical companies, and PRA Health Sciences, a publicly-held contract research organization. From 2012 to 2017, Dr. Grais was President, Chief Executive Officer, and a member of the Board of Directors of Ocera Therapeutics, Inc., a biopharmaceutical company, which was acquired by Mallinckrodt, a pharmaceutical company, in 2017. Prior to her employment by Ocera, Dr. Grais served as a Managing Member at InterWest Partners, a venture capital firm, from 2005 until 2011, investing in biotechnology and medical device companies. From July 1998 to July 2003, Dr. Grais was a founder and executive vice president of SGX Pharmaceuticals Inc., a drug discovery company, which was acquired by Eli Lilly & Co., a pharmaceutical company, in 2008. Prior to that, she worked as an attorney at Wilson Sonsini Goodrich & Rosati, where she represented Life Science companies. Before practicing law, Dr. Grais worked as an assistant clinical professor of Internal Medicine and Critical Care at the University of California, San Francisco. Dr. Grais received a B.A. from Yale University, an M.D. from Yale Medical School and a J.D. from Stanford Law School. We believe that Dr. Grais’s extensive experience in the biopharmaceutical industry and as an executive officer of pharmaceutical and biotechnology companies qualifies her to serve as a member of our Board of Directors.
Kenneth R. Greathouse has served as a member of our Board of Directors since October 2017. Mr. Greathouse co-founded and has served as President of Argent Development Group since 2004, co-founded and has served as Chief Executive Officer of Melbourne Laboratories since 2012, co-founded and has served as Chief Executive Officer of Valcrest Pharmaceuticals since 2015 and co-founded and has served as Chief Executive Officer of Hesperian BioPharma since 2015. Mr. Greathouse has served as a member of the Board of Directors of Grove Sleep Holdings since 2009 and as a member of the Board of Directors of Optime Care since 2020. Mr. Greathouse received a B.S. from the University of California, Berkeley. We believe that Mr. Greathouse’s extensive experience in the pharmaceutical industry and as an executive officer of pharmaceutical and biotechnology companies qualifies him to serve as a member of our Board of Directors.
If for any reason any of the nominees becomes unavailable for election, the persons designated in the proxy card may vote the shares represented by proxy for the election of a substitute nominated by the Board of Directors. Each of the nominees has consented to serve as a director if elected, and we currently have no reason to believe that a nominee will be unable to serve.
Directors will be elected by a plurality of the votes of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote. The nominees receiving the greatest number of votes “FOR” their election will be elected as Class III directors. Broker non-votes are not considered votes entitled to vote and therefore will not affect the outcome of the vote.
OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF MR. HAGAN, MR. LO AND DR. XANTHOPOULOS.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
As a result of a review of various independent registered public accounting firms, on May 28, 2019, our Audit Committee appointed Deloitte & Touche LLP as our independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2019. Accordingly, we dismissed Marcum LLP (“Marcum”), which previously served as our independent registered public accounting firm and audited our financial statements for the fiscal years ended December 31, 2017 and 2018.
During the Company’s fiscal years ended December 31, 2017 and 2018, and any subsequent interim period through the date of Marcum’s dismissal, there were no: (1) disagreements with Marcum on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of Marcum, would have caused Marcum to make reference to the subject matter of the disagreement in connection with their reports on the Company’s financial statements, or (2) there were no “reportable events” as that term is described in Item 304(a)(1)(v) of Regulation S-K of the rules and regulations of the SEC, during the Company’s years ended December 31, 2017 and 2018 or in any subsequent interim period through the date of Marcum’s dismissal. The audit reports of Marcum on the Company’s financial statements for the years ended December 31, 2017 and 2018, did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles, except that both of the reports included an explanatory paragraph with respect to the Company’s ability to continue as a going concern. The financial statements did not include any adjustments that might have resulted from the outcome of this uncertainty.
The Company provided Marcum with a copy of the disclosures made in a Current Report on Form 8-K (the “Report”) prior to the time the Report was filed with the SEC. The Company requested that Marcum furnish a letter addressed to the SEC stating whether or not it agrees with the statements made therein. A copy of Marcum’s letter dated May 31, 2019, was attached as Exhibit 16.1 to the Report.
Our Audit Committee is responsible for selecting and appointing our independent registered public accounting firm, and this appointment is not required to be ratified by our stockholders. However, our Audit Committee has selected Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020 and recommended that the Board of Directors submit this matter to the stockholders as a matter of good corporate practice. If the stockholders fail to ratify the appointment, then the Audit Committee will reconsider whether to retain Deloitte & Touche LLP and may retain Deloitte & Touche LLP or another without re-submitting the matter to our stockholders. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.
The affirmative vote of a majority of shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote is required for the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020. Abstentions will have the same effect as a vote against this proposal. Brokers have authority in the absence of timely instructions from their beneficial owners to vote on this proposal. As a result, there will be no broker non-votes for this proposal.
OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2020.

INFORMATION ABOUT OUR BOARD OF DIRECTORS AND MANAGEMENT
Board Composition
Our Board of Directors currently consists of seven members, and there are no contractual obligations regarding the election of our directors. Each of our directors holds office until the director’s successor has been elected and qualified or until the director’s earlier death, resignation or removal.
Our Certificate of Incorporation and our Bylaws provide that the authorized number of directors may be changed only by resolution adopted by a majority of the authorized number of directors constituting the Board of Directors. Our Certificate of Incorporation and Bylaws also provide that a director may be removed only for cause by the affirmative vote of the holders of at least 66-2/3% of the voting power of all the then outstanding shares of capital stock of the Company entitled to vote generally at an election of directors, and that any vacancy on our Board of Directors, including a vacancy resulting from an increase in the authorized number of directors constituting the Board of Directors, may be filled only by vote of a majority of our directors then in office.
In accordance with the terms of our Certificate of Incorporation and Bylaws, our Board of Directors is divided into three classes, designated as Class I, Class II and Class III, with members of each Class serving staggered three-year terms, divided as follows:

•	the Class I directors are Dr. Grais and Mr. Walker whose terms will expire at our annual meeting of stockholders to be held in 2021;

•	the Class II directors are Mr. Elms and Mr. Greathouse, whose terms will expire at our annual meeting of stockholders to be held in 2022; and

•	the Class III directors are Mr. Hagan, Mr. Lo and Dr. Xanthopoulos, whose terms will expire at this year’s annual meeting of stockholders.
Upon the expiration of the term of a Class of directors, directors in that Class are eligible, if nominated, to be elected for a new three-year term at the annual meeting of stockholders in the year in which their term expires.
Our common stock is listed on the Nasdaq Capital Market tier of The Nasdaq Stock Market LLC (“Nasdaq”). Under the listing requirements and rules of Nasdaq, independent directors must comprise a majority of a listed company’s Board of Directors. In addition, Nasdaq rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and compensation committee members must satisfy heightened independence criteria set forth in the Nasdaq rules. Under the Nasdaq rules, a company’s Board of Directors must affirmatively determine whether or not each director qualifies as an “independent director.” A director will only qualify as an “independent director” if, in the opinion of the company’s Board of Directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
In order to be considered to be independent for purposes of Rule 10A-3 under the Exchange Act, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the Audit Committee, the Board of Directors or any other board committee: (1) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries or (2) be an affiliated person of the listed company or any of its subsidiaries.
Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our Board of Directors has determined that each of Mr. Elms, Dr. Grais, Mr. Greathouse, Mr. Hagan and Dr. Xanthopoulos is, and prior to his resignation from our Board of Directors on October 5, 2019, Dr. Wilson was, an “independent director” as defined under Rule 5605(a)(2) of the Nasdaq Listing Rules, and that Mr. Lo, our President and Chief Executive Officer, and Mr. Walker, our former President and Chief Executive Officer, are not “independent directors.” In addition, the Board of Directors determined that each of Dr. Grais, Mr. Greathouse and Mr. Hagan is an “independent director” as defined under Rule 10A-3 under the Exchange Act. In making this determination, our Board of Directors considered the relationships that each non-employee director has with our company and all other facts and circumstances our Board of Directors deemed relevant in determining the independence of such directors, including the beneficial ownership of our capital stock by each non-employee director and by entities with which each non-employee director is associated.

As of January 1, 2019, our Board of Directors consisted of Mr. Elms, Mr. Greathouse, Mr. Hagan, Dr. Troy Wilson, Mr. Walker and Dr. Xanthopoulos. Dr. Grais was appointed to fill a vacancy on our Board of Directors as a Class I Director on January 14, 2019. Dr. Wilson resigned from our Board of Directors on October 5, 2019, and Mr. Lo was appointed to the Board of Directors to fill the vacancy on our Board of Directors as a Class III Director, effective as of October 21, 2019, the date he began his role as our President and Chief Executive Officer.
Board of Directors Role in Risk Oversight
One of the key functions of our Board of Directors is informed oversight of our risk management process. Our Chief Executive Officer is responsible for setting the strategic direction for our company and the day-to-day leadership and performance of the Company, while the Chairman of the Board provides guidance to the Chief Executive Officer and presides over meetings of the full Board of Directors. Our non-employee directors meet in executive session on a regular basis, without our Chief Executive Officer present. Our Board of Directors believes that the current separation of Chairman and Chief Executive Officer allows the Chief Executive Officer to focus his time and energy on operating and managing the Company and leverages the experience and perspectives of the Chairman. During 2019, Mr. Greathouse served as our lead independent director until December 10, 2019. In his role as lead independent director, Mr. Greathouse presided over the executive sessions of the independent directors and served as a liaison to management on behalf of the independent members of the Board of Directors. Periodically, our Board of Directors assesses these roles and the board leadership structure to ensure the interests of the Company and its stockholders are best served. In light of the leadership structure of the Board of Directors, our Board of Directors determined that both a Chairman and lead independent director were no longer necessary and determined that its current structure is in the best interests of the Company and its stockholders at this time because among other reasons, separating the Chairman and Chief Executive Officer roles allows us to effectively and efficiently develop and implement corporate strategy that is consistent with the oversight role of the Board of Directors, while facilitating strong day-to-day executive leadership.
Our Board of Directors does not have a standing risk management committee, but rather administers this oversight function directly through the Board of Directors as a whole, as well as through various standing committees of our Board of Directors that address risks inherent in their respective areas of oversight. In particular, our Board of Directors is responsible for monitoring and assessing strategic risk exposure and our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance practices, including whether they are successful in preventing illegal or improper liability-creating conduct.
Board Committees
Our Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each of these committees, which are the only standing committees of our Board of Directors, operates under a charter that has been approved by our Board of Directors. A current copy of the charter for each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee is available on our website, which is located at www.zosanopharma.com, under “Investors—Corporate Governance.”
Audit Committee. The current members of our Audit Committee are Dr. Grais, Mr. Greathouse and Mr. Hagan, with Mr. Hagan serving as the Chair of the Audit Committee. Previously in fiscal year 2019, our Audit Committee had consisted of Mr. Hagan, Mr. Greathouse and Dr. Wilson; Mr. Greathouse resigned as a member of the Audit Committee effective as of February 26, 2019 and was reinstated as a member of the Audit Committee on October 10, 2019, after the resignation of Dr. Wilson from our Board of Directors. Our Board of Directors has determined that each of Dr. Grais, Mr. Greathouse and Mr. Hagan meets, and prior to his resignation on October 5, 2019, that Dr. Wilson satisfied, the Nasdaq independence standards and the independence standards of Rule 10A-3(b)(1) under the Exchange Act. Each of the members of our Audit Committee meets, and prior to his resignation, Dr. Wilson met, the requirements for financial literacy under applicable rules and regulations of the SEC and Nasdaq. The Board of Directors has also determined that Mr. Hagan qualifies as an “audit committee financial expert,” as defined by applicable rules of Nasdaq and the SEC.
The Audit Committee assists our Board of Directors in its oversight of:

•	the integrity of our financial statements;

•	our compliance with legal and regulatory requirements;

•	the qualifications and independence of our independent registered public accounting firm; and

•	the performance of our independent registered public accounting firm.
The Audit Committee has direct responsibility for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm. The Audit Committee establishes and implements policies and procedures for the pre-approval of all audit services and all permissible non-audit services provided by our independent registered public accounting firm and reviews and approves any related person transactions entered into by us.
The Audit Committee met in person or by telephone five times during fiscal year 2019.
Compensation Committee. The current members of our Compensation Committee are Mr. Elms, Mr. Greathouse and Dr. Xanthopoulos, each of whom is an independent director. Dr. Xanthopoulos serves as the Chair of the Compensation Committee.
The Compensation Committee:

•	approves the compensation and benefits of our executive officers;

•	reviews and makes recommendations to the Board of Directors regarding benefit plans and programs for employee compensation; and

•	administers our equity compensation plans.
Pursuant to our Amended and Restated 2014 Stock Option and Incentive Plan, as amended (the “2014 Plan”), our Compensation Committee may delegate to our Chief Executive Officer all or part of its authority to approve certain grants of equity awards to certain individuals, subject to certain limitations including the amount of awards that can be granted pursuant to such delegated authority. Our Compensation Committee has delegated to our Chief Executive Officer the authority to approve certain grants of awards under the 2014 Plan to new employees below specified levels of responsibility.
Since July 2015, our Compensation Committee has retained Radford, a national executive compensation consulting firm. Radford was engaged to assist in developing an appropriate peer group for executive pay benchmarking, assist the Compensation Committee in developing appropriate incentive plans for our executives and non-executive level employees and to provide the Compensation Committee with advice and ongoing recommendations regarding material compensation decisions. In compliance with the disclosure requirements of the SEC regarding the independence of compensation consultants, Radford addressed each of the six independence factors established by the SEC with the Compensation Committee. Each of the responses affirmed the independence of Radford on executive compensation matters. Based on this assessment, the Compensation Committee determined that the engagement of Radford does not raise any conflicts of interest or similar concerns. The Compensation Committee also evaluated the independence of other outside advisors to the Compensation Committee, including outside legal counsel, considering the same independence factors and concluded their work for the Compensation Committee does not raise any conflicts of interest.
The Compensation Committee met in person or by telephone one time during fiscal year 2019.
Nominating and Corporate Governance Committee. The current members of our Nominating and Corporate Governance Committee are Mr. Elms, Dr. Grais and Mr. Greathouse. Dr. Grais is the Chair of the Nominating and Corporate Governance Committee. Previously in fiscal year 2019, our Nominating and Corporate Governance Committee consisted of Mr. Elms, Mr. Greathouse and Dr. Wilson; Dr. Wilson resigned as a member of the Nominating and Corporate Governance Committee on October 5, 2019. Each of Mr. Elms, Dr. Grais and Mr. Greathouse is, and prior to his resignation, Dr. Wilson was, an independent director.
The Nominating and Corporate Governance Committee:

•	identifies individuals qualified to become members of the Board of Directors;

•	recommends to the Board of Directors nominations of persons to be elected to the Board of Directors; and

•	advises the Board of Directors regarding appropriate corporate governance policies and assists the Board of Directors in achieving them.
The Nominating and Corporate Governance Committee met in person or by telephone one time during fiscal year 2019.

Compensation Committee Interlocks and Insider Participation
During fiscal year 2019, our Compensation Committee consisted of Mr. Elms, Mr. Greathouse and Dr. Xanthopoulos. None of our executive officers serves, or in the past has served, as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our Board of Directors or our Compensation Committee. None of the members of our Compensation Committee is an officer or employee of the Company, nor has any of them ever been an officer or employee of the Company. Mr. Elms had related person transactions requiring disclosure under Item 404 of Regulation S-K. See “Certain Relationships and Related Person Transactions.”
Code of Business Conduct and Ethics; Corporate Governance Guidelines
We have adopted a written code of ethics that applies to our directors, executive officers and employees, and we also have adopted corporate governance guidelines. A copy of our code of ethics is posted on our website, which is located at www.zosanopharma.com, under “Investors—Corporate Governance.” If we make any substantive amendments to, or grant any waivers from, a provision of our code of ethics for any officer or director, we will disclose the nature of such amendment or waiver on our website.
Meetings of the Board of Directors
Our Board of Directors met in person or by telephone 11 times during fiscal year 2019. No director attended fewer than 75% of the aggregate number of meetings of the Board of Directors and of any committee of the Board of Directors on which he or she served, in each case held during the period in which he or she served as a director, in fiscal year 2019.
Policy Regarding Board Attendance
Our directors are expected to attend meetings of the Board of Directors and meetings of committees of the Board of Directors on which they serve. Our directors are expected to spend the time needed at each meeting and to meet as frequently as necessary to properly discharge their responsibilities. We encourage members of our Board of Directors to attend our annual meeting of stockholders, but we do not have a formal policy requiring them to do so. Our last annual meeting of stockholders held on June 20, 2019 and the adjournment of the meeting held on July 18, 2019 were attended by one of the members of our Board of Directors.
Director Candidates and Selection Process
Our Nominating and Corporate Governance Committee, in consultation with our Board of Directors, is responsible for identifying and reviewing candidates to fill open positions on the Board of Directors, including positions arising as a result of the removal, resignation or retirement of any director, an increase in the size of the Board of Directors or otherwise, and recommending to our full Board of Directors candidates for nomination for election as directors. In evaluating the qualifications of candidates, the Nominating and Corporate Governance Committee will consider any requirements of applicable law and Nasdaq listing standards, a candidate’s strength of character, judgment, business experience and specific areas of expertise, familiarity with our industry, principles of diversity, factors relating to the composition of our Board of Directors (including its size and structure), and such other factors as the Nominating and Corporate Governance Committee deems to be appropriate. The goal of the Nominating and Corporate Governance Committee is to assemble a Board of Directors that consists of individuals who bring a variety of complementary attributes and who, taken together, have the appropriate skills and experience to oversee our business. The Nominating and Corporate Governance Committee is responsible for reviewing from time to time the criteria it uses to evaluate the qualifications of candidates.
Our Nominating and Corporate Governance Committee has not adopted any formal policy, guidelines or procedures regarding the diversity of our Board of Directors. Our priority in selection of members of the Board of Directors is identification of members who will further the interests of our stockholders through an established record of professional accomplishment, the ability to contribute positively to the collaborative culture among members of the Board of Directors, knowledge of our business and understanding of the competitive landscape.

Stockholders may recommend individuals to the Nominating and Corporate Governance Committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than five percent (5%) of our common stock for at least a year as of the date such recommendation is made, to the Nominating and Corporate Governance Committee, c/o Secretary, Zosano Pharma Corporation, 34790 Ardentech Court, Fremont, California 94555. Assuming that appropriate biographical and background material is provided on a timely basis, the Nominating and Corporate Governance Committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates that it recommends. If the Board of Directors resolves to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included in our proxy card for the next annual meeting of stockholders. Any recommendation of a potential director nominee should also include a statement signed by the proposed nominee expressing a willingness to serve as a director if elected. As part of this responsibility, the Nominating and Corporate Governance Committee will be responsible for conducting, subject to applicable law, any and all inquiries into the background and qualifications of any candidate for election as a director and such candidate’s compliance with the independence and other qualification requirements established by the Nominating and Corporate Governance Committee or imposed by applicable law or listing standards.
Mr. Lo was appointed to the Board of Directors on October 21, 2019 to fill a vacancy on the Board of Directors, and therefore is standing for election as a director by stockholders for the first time. Mr. Lo was recommended to our Board of Directors and its Nominating and Corporate Governance Committee upon the recommendation of the Chairman of our Board of Directors and our then Chief Executive Officer and certain non-management directors.
Communications with our Board of Directors
Stockholders wishing to communicate with our Board of Directors should send correspondence to the attention of our Secretary, Zosano Pharma Corporation, 34790 Ardentech Court, Fremont, California 94555, and should include with the correspondence evidence that the sender of the communication is one of our stockholders. Satisfactory evidence would include, for example, contemporaneous correspondence from a brokerage firm indicating the identity of the stockholder and the number of shares held. Our Secretary will review all correspondence confirmed to be from stockholders in conjunction with the Chairman of the Board of Directors, who will decide whether or not to forward the correspondence or a summary of the correspondence to the full Board of Directors or a committee thereof. The Secretary and the Chairman of the Board of Directors will review all stockholder correspondence, but the decision to relay that correspondence to the full Board of Directors or a committee thereof will rest entirely within the discretion of the Chairman. Our Board of Directors believes that this process will suffice to handle the relatively low volume of communications we have historically received from our stockholders. If the volume of communications increases such that this process becomes burdensome to our Chairman, our Board of Directors may elect to adopt more elaborate screening procedures.
Our Management
Our executive officers, their positions and their ages as of May 11, 2020 are set forth below:

Name	Age	Position(s)
Steven Lo	53	President, Chief Executive Officer and Director
Christine Matthews	52	Chief Financial Officer
Donald Kellerman, Pharm.D.	65	Vice President, Clinical Development and Medical Affairs
Hayley Lewis	44	Senior Vice President, Operations
Steven Lo has served as our President and Chief Executive Officer and as a member of our Board of Directors since October 2019. Previously, from September 2015 to October 2019, Mr. Lo served as Chief Commercial Officer of Puma Biotechnology, Inc., a publicly-held biopharmaceutical company. Prior to joining Puma, Mr. Lo held a number of positions at Corcept Therapeutics Incorporated, a publicly-held pharmaceutical company, from September 2010 to September 2015, including Senior Vice President, Oncology, Senior Vice President & Chief Commercial Officer and Vice President & Head of Commercial Operations. Prior to Corcept, Mr. Lo was with Genentech, Inc. from December 1997 to September 2010. At Genentech, Mr. Lo held a number of positions, including Senior Director, Oncology Marketing, where he prepared and led the first U.S. launch of Herceptin® in adjuvant HER2-positive breast cancer. His other leadership roles at Genentech included Franchise Head, Endocrinology and Senior Director of Managed Care. Mr. Lo received a B.S. in Microbiology from the University of California, Davis and a Master of Health Administration from the University of Southern California.

Christine Matthews has served as our Chief Financial Officer since May 2020, as our Interim Chief Financial Officer from February 2020 to May 2020 and as our Vice President, Corporate Controller from January 2019 to May 2020. From August 2015 to January 2019, Ms. Matthews served as an accounting and financial consultant with Resources Global Professionals (“RGP”), a professional services company. Prior to joining RGP, from September 2013 to June 2015, Ms. Matthews served as Senior Director of Finance at Cepheid, Inc., a biotechnology company, supporting North America commercial operations. Prior to Cepheid, Ms. Matthews held positions of increasing responsibility, most recently as Group Director of Finance at Cadence Design Systems. Ms. Matthews began her career with Arthur Andersen, LLP and holds a B.S. in Business Administration with an Emphasis in Accounting from the University of Colorado at Boulder.
Donald Kellerman, Pharm.D. has served as our Vice President of Clinical Development and Medical Affairs since July 2015. Prior to joining us, Dr. Kellerman served as Senior Vice President of Clinical Development and Regulatory Affairs at Tonix Pharmaceuticals from April 2014 to April 2015. Previously, from 2008 to 2013, Dr. Kellerman served as Senior Vice President of Clinical Development and Medical Affairs at MAP Pharmaceuticals, Inc. (acquired by Allergan, Inc.). Dr. Kellerman also held the position of Senior Vice President of Development at Inspire Pharmaceuticals, Inc. from 1999 to 2008, where he was responsible for all aspects of drug development, including clinical research, regulatory affairs, project management and biostatistics. He also led groups responsible for running several clinical programs in the respiratory, ophthalmology and cardiovascular areas. In addition, Dr. Kellerman has served in various clinical and project leadership positions at Glaxo Wellcome, Sepracor, Inc., and E.R. Squibb and Sons, Inc. He has more than 25 years of experience in the development of prescription pharmaceuticals and has lead- or co-authored more than 80 publications. Dr. Kellerman holds Doctor of Pharmacy and Bachelor of Science degrees from the College of Pharmacy at the University of Minnesota.
Hayley Lewis has served as our Senior Vice President, Operations since July 2017 and Vice President of Regulatory Affairs and Quality from October 2015 until June 2017. Prior to joining the Company, Ms. Lewis was Vice President of Regulatory Affairs and Quality at Carbylan Therapeutics from May 2014 until May 2015. While at Carbylan, Ms. Lewis was part of the executive team that took the company public in April 2015, as well as being responsible for all regulatory and quality activities, both internally and for Carbylan’s external development programs. From 2003 to 2014, Ms. Lewis held positions of increasing responsibility, most recently as the Senior Director of Regulatory Affairs at Depomed, Inc. During her tenure, she led the company in the approvals of three NDAs, Proquin ® , Glumetza ® , and Gralise ® , as well as approvals of several supplemental NDAs for Gralise ® , Cambia ® , Zipsor ® and Lazanda ® , including a line extension for Glumetza ® , CMC, and labeling changes for the neurology and pain product lines for Depomed’s portfolio. Ms. Lewis received a B.S. in Pharmaceutical Sciences from the University of Greenwich and completed the Executive Program for Women Leaders at the Stanford Graduate School of Business.
Director Compensation
Pursuant to our non-employee director compensation program, in 2019, our non-employee directors receive compensation as follows:

•
for serving as a member of our Board of Directors, an annual cash retainer of $45,000 and an annual non-statutory stock option to purchase 1,500 shares of our common stock (at a per share exercise price equal to fair market value on the date of grant) which vests on the first anniversary of the date of grant, subject to continued service; and

•
for serving as the chairperson of the Compensation Committee of the Board of Directors, an additional annual cash retainer of $7,000; for serving as the chairperson of the Nominating and Corporate Governance Committee of the Board of Directors, an additional annual cash retainer of $7,000; for serving as the chairperson of the Audit Committee of the Board of Directors, an additional annual cash retainer of $10,000, for serving as lead independent director, an additional annual cash retainer of $10,000, and for serving as the chairman of the Board of Directors, an additional annual cash retainer of $25,000.

The cash fees described above are paid in monthly installments. Non-employee directors are also reimbursed upon request for travel and other out-of-pocket expenses incurred in connection with their attendance at meetings of the Board of Directors and of committees on which they serve.
In 2019, the annual option grants to our non-employee directors were made on January 2, 2019. The annual option grants vest as described above, except that Mr. Elms's annual option grant vested in equal monthly installments over the one-year period following the grant date. In connection with her appointment to the Board of Directors effective January 14, 2019, we granted to Dr. Grais an option to purchase 25,000 shares of our common stock, which vests as to 25% of the shares subject to the option on the first anniversary of the date of grant and as to 1/48th of the shares subject to the option on each monthly anniversary thereafter, subject to her continued service. Dr. Grais did not receive an annual option grant for 2019.

The following table sets forth information regarding compensation awarded to, earned by or paid to each of our non-employee directors during fiscal year 2019. Mr. Walker, our Chairman of the Board of Directors also served as President and Chief Executive Officer until October 20, 2019. However, he did not receive additional compensation for his services as a director while he served as President and Chief Executive Officer of the Company, and his compensation for 2019 is set forth in the Summary Compensation Table below.

	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)	Total ($)
Steven Elms	45,002	2,893	47,895
Linda Grais	43,429	52,763	96,192
Kenneth R. Greathouse	55,002	2,893	57,895
Joseph “Jay” P. Hagan	55,000	2,893	57,893
Troy Wilson, Ph.D., J.D.	43,334	2,893	46,227
Kleanthis G. Xanthopoulos, Ph.D.	52,000	2,893	54,893

(1) Represents the aggregate grant date fair value of stock options granted in fiscal year 2019, determined in accordance with ASC 718. See Note 9 to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 for a description of the assumptions used in calculating the grant date fair value.
(2) Dr. Grais was appointed to the Board of Directors effective January 14, 2019.
(3) Mr. Wilson resigned as a member of the Board of Directors on October 5, 2019.
At the end of fiscal year 2019, our non-employee directors held outstanding stock options, as follows:

Number of Shares Subject to Outstanding Options
Steven Elms	26,500
Linda Grais	25,000
Kenneth R. Greathouse	31,000
Joseph “Jay” P. Hagan	30,400
Kleanthis G. Xanthopoulos, Ph.D.	30,415

EXECUTIVE COMPENSATION
Executive Summary
The following is a discussion and analysis of compensation arrangements of our named executive officers. As an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, we are not required to include a Compensation Discussion and Analysis section and have elected to comply with the scaled disclosure requirements applicable to emerging growth companies.
Our Compensation Committee, which is appointed by our Board of Directors, is responsible for establishing, implementing and monitoring our compensation philosophy and objectives. We seek to ensure that the total compensation paid to our executive officers is reasonable and competitive. We have structured the compensation programs for our executives around the achievement of individual performance and near-term corporate targets as well as long-term business objectives.
Our named executive officers for fiscal year 2019 and their positions with the Company were as follows:

•	Steven Lo, President and Chief Executive Officer from October 21, 2019;

•	John P. Walker, President and Chief Executive Officer until October 20, 2019;

•	Gregory Kitchener, Chief Financial Officer until February 1, 2020; and

•	Donald Kellerman, Pharm.D., Vice President, Clinical Development and Medical Affairs
2019 Summary Compensation Table
The following table sets forth information regarding compensation earned by our named executive officers for fiscal years 2019 and 2018.

Name and Principal Position	Year	Salary ($)		Bonus ($)(1)		Option Awards ($)(2)	Other ($)		Total ($)
John P. Walker	2019	486,329	(3)	—		—	9,722	(4)	496,051
President and Chief Executive Officer (3)	2018	446,962		250,000		1,274,020	—		1,970,982

Steven Lo	2019	105,673		50,000	(6)	718,965	—		874,638
President and Chief Executive Officer(5)	2018	—		—		—	—		—

Gregory Kitchener	2019	358,333		—		200,249	—		558,582
Chief Financial Officer (7)	2018	74,263		35,500		295,470	—		405,233

Donald Kellerman	2019	353,000		—		67,851	—		420,851
Vice President, Clinical Development and Medical Affairs	2018	340,050		137,200		317,730	—		794,980

(1) Does not include the value of 2019 annual bonuses. In February 2020, the Board of Directors determined that the payment of bonuses would be subject to the Company’s completion of an additional significant financing or strategic transaction as determined by the Board of Directors.
(2) Represents the aggregate grant date fair value of option awards, as determined in accordance with ASC 718. See Note 9 to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 for a description of the assumptions used in calculating the grant date fair value.
(3) Mr. Walker served as our President and Chief Executive Officer until October 20, 2019. Pursuant to the terms of his separation agreement, Mr. Walker was employed as a non-executive employee of the Company, providing transition services to the Company, and continued to receive his base salary during the transition period until his retirement date of November 10, 2019.

(4) Represents fees paid to Mr. Walker for his service as Chairman of the Board of Directors from November 11, 2019 through the end of fiscal 2019.
(5) Mr. Lo was appointed our President and Chief Executive Officer effective October 21, 2019.
(6) Represents Mr. Lo’s sign-on bonus of $50,000 paid in connection with his appointment as our President and Chief Executive Officer.
(7) Mr. Kitchener served as our Chief Financial Officer until his separation on February 1, 2020.
Narrative Disclosure to Summary Compensation Table
We review compensation annually for all of our employees, including our executives. In setting executive base salaries and bonuses and granting equity incentive awards, we consider compensation for comparable positions in the market, the historical compensation levels of our executives, individual performance as compared to our expectations and objectives, our desire to motivate our employees to achieve short- and long- term results that are in the best interests of our stockholders, and a long-term commitment to our Company. We do not target a specific competitive position or a specific mix of compensation among base salary, bonus or long-term incentives.
Our Compensation Committee is responsible for approving the compensation and benefits of our executive officers.
2019 Salaries
The annual base salary for each named executive officer for 2019 was as follows: Mr. Lo ($525,000); Mr. Walker ($517,000), Mr. Kitchener ($360,000), and Dr. Kellerman ($355,000). The base salaries for Mr. Walker, Mr. Kitchener and Dr. Kellerman were effective March 1, 2019 and reflected increases of 3.4%, 2.8% and 3.5% from their 2018 levels. Mr. Lo’s base salary was established in connection with his commencement of employment in October 2019. Pursuant to the terms of the transition letter entered into with Mr. Walker, Mr. Walker served as our President and Chief Executive Officer until October 20, 2019, following which he continued to serve as a non-executive employee providing transition services until his retirement on November 10, 2019. Mr. Walker continued to receive his base salary at the rate in effect as of the transition through his retirement date.
Terms and Conditions of 2019 Annual Bonuses
Annual performance-based bonuses are intended primarily to motivate our named executive officers to achieve annual operational and financial objectives set by the Board of Directors to promote achievement of our business strategies and increase shareholder value. Whether a named executive officer receives an annual bonus, and if so, the amount of that bonus, depends on the achievement of corporate goals and objectives and, for our named executive officers other than Messrs. Lo and Walker, individual goals and objectives.
Each named executive officer’s target annual cash bonus is expressed as a percentage of base salary, which is set annually by our Board of Directors. Our Board of Directors determines each bonus amount in its discretion based on the achievement of corporate and, as applicable, individual performance goals. The 2019 annual bonuses for Mr. Lo, Mr. Walker, Mr. Kitchener and Dr. Kellerman were targeted at 50%, 50%, 40% and 40% of their respective base salaries, which, for our named executive officers continuing from 2018, remained unchanged from 2018. Further, Mr. Lo’s 2019 annual bonus will be prorated for the length of his employment during 2019. Actual annual cash bonuses earned by each named executive officer for 2019 depend on:

•	the Company's performance relative to predetermined corporate objectives (weighted 100%, 100%, 90% and 90%, for Mr. Lo, Mr. Walker, Mr. Kitchener and Dr. Kellerman, respectively); and

•
in the case of named executive officers other than Mr. Lo and Mr. Walker, the named executive officer's individual performance (based on achievement of individual objectives related to his area of responsibility) as determined by the Compensation Committee based on input from Mr. Lo (weighted 10% for both Mr. Kitchener and Dr. Kellerman).

For the fiscal year 2019, the Compensation Committee established corporate objectives that it considered critical to the near- and long-term success of the Company. The corporate objectives primarily consisted of the following: filing an NDA for Qtrypta™ (M207); the completion of a $20 million financing; partnering Qtrypta™ (M207) for sales and marketing, the completion of our LTSS of Qtrypta™ (M207), the initiation of a clinical study in cluster headache; research and development efforts to identify a future product candidate and development of a biologics plan.

In February 2020, the Board of Directors determined that the corporate objectives for our 2019 annual bonuses were achieved at 75% and that Dr. Kellerman had achieved his individual objectives at 100% of target. Based on such determinations, the Board of Directors determined that Mr. Walker and Dr. Kellerman would be eligible to receive bonuses in the amounts of $177,719 and $110,050, respectively, subject to the Company’s completion of an additional significant financing or strategic transaction as determined by the Board of Directors, with a potential bonus to be paid to Mr. Lo at such time and in such amount as determined by the Board of Directors. Mr. Kitchener is not eligible to receive an annual bonus for 2019 performance as he will not be employed at the time of payment. Pursuant to the transition letter entered into with Mr. Walker, Mr. Walker is eligible to receive an annual bonus for 2019 performance, prorated to reflect the length of his employment in 2019.
2019 Equity Award Grants
We periodically make equity grants to our employees, including our named executive officers. The options awarded to our named executive officers were granted with an exercise price equal to the closing market price of our ordinary shares on the date of grant, and generally require continued employment for four years in order to vest fully. Options therefore compensate our executives only if our share price increases after the date of grant and the executive remains employed for the period required for the option to become fully exercisable. The Compensation Committee thus considers options a particularly effective incentive and retention tool because it motivates our executives to increase shareholder value and remain with the Company.
On June 11, 2019, pursuant to our Amended and Restated 2014 Equity and Incentive Plan, we granted to Mr. Kitchener and Dr. Kellerman an annual option award to purchase 45,000 and 30,000 shares of our common stock, respectively, which vests as to 1/48th of the shares subject to the option on each monthly anniversary of the grant date, subject to the named executive officer’s continued service. We did not grant an annual option award to Mr. Walker in 2019.
In addition, in connection with his appointment as our President and Chief Executive Officer, on October 21, 2019, we granted to Mr. Lo an option to purchase 450,000 shares of our common stock, which vests as to 25% of the shares subject to the option on October 21, 2020 and as to 1/48th of the shares subject to the option on each monthly anniversary thereafter, subject to Mr. Lo’s continued service. Mr. Lo’s option award was granted pursuant to an inducement award agreement under Nasdaq Listing Rule 5635(c)(4).
The Compensation Committee determined the size of each named executive officer's option award after considering comparative market data provided by the Compensation Committee's compensation consultant, as well as the named executive officer's position, responsibilities and performance.

Outstanding Equity Awards at 2019 Fiscal Year End
The following table sets forth information regarding outstanding equity awards held by our named executive officers as of December 31, 2019.

	Option Awards (1)
	Number of Securities Underlying Unexercised Options (#) exercisable		Number of Securities Underlying Unexercised Options (#) unexercisable		Option Exercise Price ($)	Option Expiration Date	Vesting Start Date
John P. Walker	340		—		42.20	5/4/2026
	1,500		—		11.40	11/2/2026
	8,750	(2)	6,250	(2)	19.80	8/9/2027	8/9/2017
	125,000	(3)	175,000	(3)	4.24	4/16/2028	4/16/2018
	39,583	(3)	60,417	(3)	4.27	5/17/2028	5/17/2018

Steven Lo	—	(2)	450,000	(2)	1.94	10/21/2029	10/21/2019

Gregory Kitchener	29,166	(2)	70,834	(2)	3.93	10/15/2028	10/15/2018
	—	(3)	25,000	(3)	4.78	2/26/2029	2/26/2019
	5,625	(3)	39,375	(3)	2.75	6/11/2029	6/11/2019

Donald Kellerman	1,500		—		45.20	12/15/2025
	562	(2)	38	(2)	51.40	3/29/2026	3/29/2016
	749		—		51.40	3/29/2026
	6,937	(4)	2,063	(4)	11.40	11/2/2026	11/1/2016
	41,666	(3)	58,334	(3)	4.24	4/16/2028	4/16/2018
	3,749	(3)	26,251	(3)	2.75	6/11/2029	6/11/2019

(1) The vesting of each option is subject to the holder's continued service with us through the applicable vesting date.
(2) This option vests and becomes exercisable as to 25% of the underlying shares on the first anniversary of the vesting start date, and as to the remaining underlying shares in equal monthly installments over three years, resulting in the option being fully vested on the fourth anniversary of the vesting start date.
(3) This option vests and becomes exercisable in substantially equal monthly installments over four years so that the option is fully vested on the fourth anniversary of the vesting start date.
(4) This option vests and becomes exercisable as to 25% of the underlying shares on the first anniversary of the vesting start date, and as to the remaining underlying shares in equal monthly installments over three years, resulting in the option being fully vested on the fourth anniversary of the vesting start date; provided that 100% of any then unvested option shares shall vest and become exercisable upon a change of control of the Company.
Employment Letters
As of December 31, 2019, we were a party to employment offer letters with Mr. Lo, Mr. Kitchener and Dr. Kellerman. These offer letters set forth the terms and conditions of employment of each named executive officer, including base salary, annual bonuses, initial equity award grants and standard employee benefit plan participation. The agreements also include certain change in control and severance provisions, described in greater detail further below. On October 7, 2019, we also entered into a transition letter with Mr. Walker, which set forth the terms and conditions of his transition as President and Chief Executive Officer.

Steven Lo Offer Letter. We entered into an offer letter with Steven Lo in connection with his commencement of employment as our President and Chief Executive Officer effective October 21, 2019. Mr. Lo’s offer letter provides for an annual base salary of $525,000, a target annual bonus of 50% of his base salary, and an initial option award covering 450,000 shares, which vests as to 25% of the shares subject to the option on October 21, 2020 and as to 1/48th of the shares subject to the option on each monthly anniversary thereafter, subject to Mr. Lo’s continued service. Pursuant to Mr. Lo’s offer letter, Mr. Lo also received a one-time sign-on bonus of $50,000, which Mr. Lo is obligated to repay in full in the event of his termination by the Company for “cause” or his resignation without “good reason” (each, as defined in the letter).
John Walker Transition Letter. Pursuant to Mr. Walker’s transition letter, Mr. Walker served as our President and Chief Executive Officer until October 20, 2019, following which he continued to serve as a non-executive employee providing transition services until his retirement on November 10, 2019. Following his retirement, Mr. Walker continues to serve as Chairman of the Board of Directors. The transition letter provides that Mr. Walker was eligible to receive his base salary in effect as of the transition until his retirement and that he will remain eligible to receive his 2019 annual bonus based on actual achievement, prorated to reflect the length of his employment during 2019. In addition, Mr. Walker’s outstanding equity awards continue to vest in accordance with their terms subject to his continued service to the Company, including his service on the Board of Directors. Upon Mr. Walker’s termination of board service, each of his then-vested and outstanding option awards will remain outstanding and exercisable until up to the second anniversary of such termination.
Severance and Change in Control Arrangements
Pursuant to the terms of Mr. Lo’s offer letter, if the Company terminates Mr. Lo other than for cause or his resignation for good reason, in either case, other than during the one-year period following a change in control of the Company, then, subject to his execution of a release of claims against the Company, Mr. Lo will receive continued payment of his base salary for 12 months following termination and payment or reimbursement of continued healthcare premiums for up to 12 months. In addition, the vesting of Mr. Lo’s equity awards will accelerate with respect to 25% of any then-unvested shares upon such termination. In the event of Mr. Lo’s termination of employment by the Company without cause or his resignation for good reason, in either case, during the one-year period following a change in control of the Company, then, subject to his execution of a release of claims against the Company, Mr. Lo will receive a lump sum severance payment equal to (i) 18 months of his then-current base salary plus (ii) an amount equal to any bonus earned for the prior fiscal year (provided, that, the termination occurs in 2020, the amount tied to his bonus shall not reflect any pro-ration based on his partial employment during 2019), and payment or reimbursement of continued healthcare premiums for up to 18 months. In addition, the vesting of Mr. Lo’s equity awards will accelerate in full upon such termination. Under the offer letter, in the event of Mr. Lo’s disability, the Company will also pay base salary and provide employee benefits to Mr. Lo, in each case, for up to 12 weeks during any period of 365 consecutive calendar days.
Pursuant to Mr. Kitchener’s offer letter and Dr. Kellerman’s amended offer letter, in the event of a termination of employment without cause or for good reason, subject to execution of an effective release, the officers will be entitled to receive his base salary for a period of six months and healthcare coverage for a period of up to six months. In addition, any stock options and other equity awards will accelerate as to 25% of any then unvested shares. In the event of a termination without cause or for good reason within twelve months following a change in control, subject to the execution of an effective release, the officers will be entitled to receive a lump sum severance payment equal to (i) 12 months of base salary plus (ii) an amount equal to their bonus, if any, earned for the immediately preceding fiscal year, and payment or reimbursement of continued healthcare premiums for up to 12 months. In addition, any stock options and other equity awards will accelerate as to 100% of any then unvested shares. In the event of disability, the Company has also agreed to pay base salary and provide benefits, in each case, for up to 12 weeks during any period of 365 consecutive calendar days.
Securities Authorized for Issuance under Equity Compensation Plans
We have two compensation plans under which equity securities are currently authorized for issuance: our Amended and Restated 2014 Equity and Incentive Plan and our 2012 Stock Incentive Plan. In connection with the consummation of our initial public offering of common stock in January 2015, our Board of Directors terminated the 2012 Stock Incentive Plan effective as of January 27, 2015 and no further awards may be issued under the 2012 Stock Incentive Plan, except that the awards outstanding under the 2012 Stock Incentive Plan at the time of its termination continue to be governed by the terms of the 2012 Stock Incentive Plan. Our 2014 Equity and Incentive Plan was approved by our stockholders in July 2014 and our 2012 Stock Incentive Plan was approved by our stockholders in April 2012. The following table provides certain information as of December 31, 2019, with respect to all of our equity compensation plans in effect on that date.

Plan category	Number of securities to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of securities available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders (1) (2)	1,706,193	$5.00	63,404
Equity compensation plans not approved by security holders (3)	554,114	$2.08	—
Total	2,260,307		63,404

(1) Consists of the Amended and Restated 2014 Equity and Incentive Plan and the 2012 Stock Incentive Plan.
(2) The Amended and Restated 2014 Equity and Incentive Plan contains an "evergreen" provision, pursuant to which the number of shares of common stock reserved for issuance pursuant to awards under such plan automatically increased on the first day of each year beginning, effective January 1, 2016 thereafter, the number of shares of stock reserved and available for issuance under the Amended and Restated 2014 Equity and Incentive Plan increased by 3% of the number of shares of stock issued and outstanding on the immediately preceding January 1 or such lesser number of shares of stock as determined by the Compensation Committee. Beginning January 1, 2019 and continuing thereafter, the number of shares of common stock reserved and issuable under the Plan increases by (a) 3.5% of the number of shares of common stock issued and outstanding on the immediately preceding December 31 or (b) the number of shares of common stock as determined by the Compensation Committee.
(3) Represents inducement grants granted without the approval of our stockholders in reliance on Nasdaq Listing Rule 5635(c).

INFORMATION ABOUT COMMON STOCK OWNERSHIP
Stock Owned by Directors, Executive Officers and Greater-Than-5% Stockholders
The following table sets forth certain information with respect to beneficial ownership of our common stock, as of May 11, 2020 by:

•	each person or entity, or group of affiliated persons or entities, known by us to beneficially own more than 5% of our common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our executive officers and directors as a group.
Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of May 11, 2020 are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name. Except as otherwise indicated, the address of each of the persons in this table is c/o Zosano Pharma Corporation, 34790 Ardentech Court, Fremont, California, 94555.
Each stockholder’s percentage ownership is determined in accordance with Rule 13d-3 under the Exchange Act and is based on 54,361,635 shares of our common stock outstanding as of May 11, 2020.

Name of Beneficial Owner (1)	Total Shares Beneficially Owned	Percentage
5%+ Stockholders
Telemetry Investments, LLC (2)	2,912,468	5.1%
545 Fifth Ave, Suite 1108
New York, NY 10017-3630
Aisling Capital IV, LP and affiliates (3)	2,718,226	5.0%
888 Seventh Avenue, 12th Floor
New York, NY 10106

Directors, Named Executive Officers and Executive Officers:
Steven A. Elms (4)	2,732,746	5.0%
John P. Walker (5)	339,555	*
Donald Kellerman, Ph.D. (6)	74,980	*
Hayley Lewis (7)	73,864	*
Kenneth Greathouse (8)	28,603	*
Christine Matthews (9)	25,311	*
Kleanthis Xanthopoulos, Ph.D. (10)	21,148	*
Joseph “Jay” P. Hagan (11)	18,941	*
Linda S. Grais (12)	8,854	*
Gregory Kitchener	—	*
Steven Lo	—	*
Current Directors and Executive Officers as a Group (10 persons) (13)	3,324,002	6.1%

*    Less than 1%

(1) Except as otherwise indicated, we believe that the beneficial owners of the common stock listed above, based on information furnished by such owners, have sole investment and voting power with respect to shares, subject to community property laws where applicable. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respects to securities.
(2) Based on information provided by Telemetry Investments, LLC (“Telemetry”). Consists of: (i) 334,301 shares of common stock and (ii) 2,578,167 shares of common stock issuable upon exercise of outstanding warrants.  Telemetry is a registered investment advisor.  Andrew J. Schorr and Daniel P. Schorr are each managers of Telemetry.  As such, Andrew J. Schorr, and Daniel P. Schorr share voting and investment power over the securities held by Telemetry.  The address of Telemetry is 545 Fifth Ave, Suite 1108,  New York, NY 10017.
(3) Based on information disclosed in the Schedule 13F filed with the SEC on February 6, 2020. Aisling Capital IV, LP, Aisling Capital Partners IV, LP and Aisling Capital Partner IV LLC have sole voting and dispositive power over 2,718,226 shares and Steven Elms and Andrew Schiff have shared voting and dispositive power over 2,718,226 shares. The address of the principal business office of each reporting person is 888 Seventh Avenue, 12th Floor, New York, New York 10106.
(4) Consists of: (i) 14,250 shares of common stock issuable upon exercise of outstanding options exercisable within the 60-day period following May 11, 2020 and (ii) the shares described in footnote (3) above.
(5) Consists of: (i) 109,011 shares of common stock; (ii) 3,185 shares of common stock issuable upon exercise of outstanding warrants; and (iii) 227,359 shares of common stock issuable upon exercise of outstanding options exercisable within the 60-day period following May 11, 2020.
(6) Consists of: (i) 796 shares of common stock; (ii) 796 shares of common stock issuable upon exercise of outstanding warrants; and (iii) 73,388 shares of common stock issuable upon exercise of outstanding options exercisable within the 60-day period following May 11, 2020.
(7) Consists of: (i) 238 shares of common stock; (ii) 238 shares of common stock issuable upon exercise of outstanding warrants; and (iii) 73,388 shares of common stock issuable upon exercise of outstanding options exercisable within the 60-day period following May 11, 2020.
(8) Consists of: (i) 10,000 shares of common stock and (ii) 18,603 shares of common stock issuable upon exercise of outstanding options exercisable within the 60-day period following May 11, 2020.
(9) Consists of 25,311 shares of common stock issuable upon exercise of outstanding options exercisable within the 60-day period following May 11, 2020.
(10) Consists of: (i) 1,096 shares of common stock; (ii) 796 shares of common stock issuable upon exercise of outstanding warrants; and (iii) 19,256 shares of common stock issuable upon exercise of outstanding options exercisable within the 60-day period following May 11, 2020. A portion of the securities reported for Dr. Xanthopoulos are held by the Xanthopoulos Family Trust, for which Dr. Xanthopoulos may be deemed to exercise voting and investment control.
(11) Consists of 18,941 shares of common stock issuable upon exercise of outstanding options exercisable within the 60-day period following May 11, 2020.
(12) Consists of 8,854 shares of common stock issuable upon exercise of outstanding options exercisable within the 60-day period following May 11, 2020.
(13) Consists of: (i) 2,839,367 shares of common stock; (ii) 5,015 shares of common stock issuable upon exercise of outstanding warrants; and (iii) 479,620 shares of common stock issuable upon exercise of outstanding options exercisable within the 60-day period following May 11, 2020.
Policy Regarding Hedging
We have adopted a policy that prohibits our officers, directors and employees from entering into any short sale of our securities, buying or selling publicly traded options on our common stock or hedging their positions in our securities, including through the use of instruments such as prepaid variable forwards, equity swaps, collars or exchange funds.
Delinquent Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who beneficially own more than ten percent of a registered class of our equity securities, to file reports of ownership of, and transactions in, our securities with the Securities and Exchange Commission. These directors, executive officers and ten-percent stockholders are also required to furnish us with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such forms filed electronically with the SEC, and on written representations from certain reporting persons, we believe that during fiscal year 2019 our directors, executive officers and ten-percent stockholders complied with all applicable Section 16(a) filing requirements, except for a Form 4 filing for Mr. Greathouse, Mr. Hagan, Mr. Walker, Mr. Wilson (a former member of our Board of Directors), Dr. Xanthopoulos and Aisling Capital IV, LP that were filed late due to an administrative delay.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Related Person Transactions
Since January 1, 2018, we have engaged in the following transactions in which the amount involved exceeded or will exceed the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years with our directors, executive officers, holders of more than 5% of our voting securities, and affiliates or immediate family members of our directors, executive officers, and holders of more than 5% of our voting securities. We believe that all of these transactions were on terms as favorable as could have been obtained from unrelated third-parties.
April 2019 Offering
On April 9, 2019, we entered into an underwriting agreement with Cantor Fitzgerald & Co. providing for the issuance and sale of an aggregate of 5,000,000 shares of common stock. Aisling Capital IV, LP, a greater than 5% stockholder and an affiliate of Steven A. Elms, one of our directors, purchased 428,571 shares at a price of $3.50 per share in the offering. John Walker, our Chief Executive Officer and President at the time of the offering, also purchased 100,000 shares at a price of $3.50 per share in the offering. Due to the timing of the transaction, while our Board of Directors and pricing committee of the Board of Directors approved the transaction, separate Audit Committee approval was not obtained.
December 2019 Registered Direct Offering
On November 27, 2019, we entered into a securities purchase agreement with several institutional investors providing for the issuance and sale of an aggregate of 2,181,034 shares of common stock at a price of $1.45 per share in a registered direct offering. Aisling Capital IV, LP, a greater than 5% stockholder and an affiliate of Steven A. Elms, one of our directors, purchased 689,655 shares at a price of $1.45 per share in the offering.
February 2020 Underwritten Offering
On February 14, 2020, we closed an underwritten offering with H.C. Wainwright & Co. for the issuance and sale of (i) 10,146,154 Class A Units, each consisting of one share of common stock and one Series C Warrant (“Series C Warrant”) to purchase one share of common stock, at a public offering price of $0.65 per Class A Unit, and (ii) 2,161,539 Class B Units, each consisting of one Series D Pre-Funded Warrant (“Series D Warrant”) to purchase one share of common stock and one Series C Warrant to purchase one share of common stock, at a public offering price of $0.6499 per Class B Unit. We granted the underwriter a 30-day option to purchase up to an additional 1,846,153 shares of common stock and/or additional Series C Warrants to purchase up to 1,846,153 shares of common stock. The underwriter fully exercised its option to purchase the additional shares and Series C Warrants.
Armistice Capital Master Fund, Ltd. (“Armistice”) purchased 3,500,000 shares of common stock, a Series C Warrant to purchase up to 4,615,385 shares of common stock and a Series D Warrant to purchase up to 1,115,385 shares of common stock in the offering for approximately $3.0 million. As a result of this transaction, Armistice became a greater than 5% stockholder.
Sabby Volatility Warrant Master Fund, Ltd. (“Sabby”) purchased 2,800,000 shares of common stock, a Series C Warrant to purchase up to 3,846,154 shares of common stock and a Series D Warrant to purchase up to 1,046,154 shares of common stock in the offering for approximately $2.5 million. As a result of this transaction, Sabby became a greater than 5% stockholder.
Telemetry Investments, LLC (“Telemetry”) purchased 1,500,000 shares of common stock and a Series C Warrant to purchase up to 1,500,000 shares of common stock in the offering for approximately $975,000. As a result of this transaction, Telemetry became a greater than 5% stockholder.
The Series D Warrants had an exercise price of $0.0001 per share, and Armistice and Sabby fully exercised the Series D Warrants in connection with the closing of the offering. The Series C Warrants have an exercise price of $0.65 per share. As of the date of this Proxy Statement, Sabby has purchased 2,125,000 shares of common stock pursuant to the exercise of its Series C Warrants.

March 2020 Registered Direct Offering
On March 4, 2020, we entered into a securities purchase agreement with certain institutional investors for the issuance and sale of an aggregate of (i) 11,903,506 shares of common stock and (ii) warrants to purchase up to a total of 11,903,506 shares of common stock at an offering price of $0.9275 per share and accompanying warrant in a registered direct offering. In the offering, Armistice purchased 2,695,418 shares of common stock and a warrant to purchase up to 2,695,418 shares of common stock for approximately $2.5 million, Sabby purchased 2,695,418 shares of common stock and a warrant to purchase up to 2,695,418 shares of common stock for approximately $2.5 million and Telemetry purchased 1,078,167 shares of common stock and a warrant to purchase up to 1,078,167 shares of common stock for approximately $1.0 million.
Indemnification of Officers and Directors
Our Certificate of Incorporation and our Bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. In addition, we have entered into indemnification agreements with each of our directors that are broader in scope than the specific indemnification provisions contained in the Delaware General Corporation Law.
Policies and Procedures for Related Person Transactions
Pursuant to the charter of our Audit Committee, our Audit Committee is responsible for reviewing and approving in advance any related person transactions. For the purposes of this policy, a “related person transaction” is any transaction between us and any (a) of our directors or executive officers, (b) nominee for election as a director, (c) person known to us to own more than five percent of any class of our voting securities, or (d) member of the immediate family of any such person, if the nature of such transaction is such that it would be required to be disclosed under Item 404 of Regulation S-K (or any similar successor provision).
In determining whether to approve a related person transaction, the Audit Committee will consider, among other factors it deems appropriate, whether the related person transaction is on terms no less favorable than terms generally available to an unaffiliated third person under the same or similar circumstances and the extent of the related person’s interest in the transaction.

INFORMATION ABOUT OUR AUDIT COMMITTEE AND AUDITOR
Audit Committee Report
The material in this report is being furnished and shall not be deemed “filed” with the Securities and Exchange Commission (SEC) for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (Exchange Act), or otherwise subject to the liability of that section, nor shall the material in this section be deemed to be “soliciting material” or incorporated by reference in any registration statement or other document filed with the SEC under the Securities Act of 1933, as amended, or the Exchange Act, except as otherwise expressly stated in such filing.
The Audit Committee operates under a written charter adopted by the Board of Directors. The primary role of our Audit Committee is to assist our Board of Directors in fulfilling its oversight responsibilities by reviewing the financial information proposed to be provided to stockholders and others, the adequacy of the system of internal control over financial reporting and disclosure controls and procedures established by management and the Board of Directors, and the audit process and our independent auditor’s qualifications, independence and performance.
Management is responsible for establishing and maintaining the Company’s system of internal controls and for preparation of the Company’s financial statements. Our independent registered public accounting firm is responsible for performing an audit of our financial statements in accordance with generally accepted auditing standards and issuing an opinion on the financial statements. The Audit Committee has met and held discussions with management and our independent auditor, and has also met separately with our independent auditor, without management present, to review the adequacy of our internal controls, financial reporting practices and audit process.
The Audit Committee has reviewed and discussed our audited financial statements for the year ended December 31, 2019 with management and the independent auditor. As part of this review, the Audit Committee discussed with Deloitte & Touche LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.
The Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with Deloitte & Touche LLP its independence.
Based on the above-mentioned reviews and discussions with management and the independent auditor, the Audit Committee recommended to the Board of Directors that Zosano Pharma Corporation’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2019 as filed with the SEC.
Audit Committee of the Board of Directors

Joseph "Jay" Hagan, Chair
Linda Grais, M.D., J.D.
Kenneth Greathouse
Our Auditor
On May 28, 2019, our Audit Committee dismissed Marcum LLP (“Marcum”) as our independent registered public accounting firm and appointed Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2019. We expect that representatives of Deloitte will attend the annual meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. We do not expect a representative from Marcum to be present at the annual meeting.

The following table represents aggregate fees billed to us:

	Year Ended December 31, 2019	Year Ended December 31, 2018
Audit fees (1)	$462,580	$360,733
Audit-related fees (2)	5,150	—
Tax fees (3)	67,782	5,000
All other fees (4)	—	—
Total fees	$535,512	$365,733

(1) Represents fees for professional services primarily related to the audit of our annual financial statements, the review of our quarterly financial statements; comfort letters, consents and assistance with the review of documents filed with the SEC; and other accounting services necessary to comply with the standards of the Public Company Accounting Oversight Board (United States).
(2) Represents fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.”
(3) Represents fees for preparation of federal and state tax returns and for tax advice.
(4) Represents any other fees billed by our principal accountant and not reported under “Audit Fees,” “Audit-related fees,” and “Tax fees.”
Pre-Approval Policies and Procedures
Our Audit Committee’s pre-approval policies or procedures do not allow our management to engage our independent registered public accounting firm to provide any audit, review or attestation services or any permitted non-audit services without specific Audit Committee pre-approval of the engagement for those services. All of the services provided by Deloitte and Marcum during 2019 and 2018 were pre-approved.
Whistleblower Procedures
Our Audit Committee has adopted procedures for the treatment of complaints regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential and anonymous submission by our directors, officers and employees of concerns regarding questionable accounting, internal accounting controls or auditing matters. These procedures are set forth in our Code of Ethics. See “Information About Our Board of Directors and Management—Code of Business Conduct and Ethics; Corporate Governance Guidelines” in this proxy statement.

OTHER MATTERS
Other Business
Neither we nor our Board of Directors intend to propose any matters of business at the annual meeting other than the proposals described in this proxy statement. Neither we nor our Board of Directors know of any matters to be proposed by others at the annual meeting.
Stockholder Proposals for 2021 Annual Meeting
Stockholders who wish to present proposals pursuant to Rule 14a-8 promulgated under the Exchange Act for consideration at our 2021 annual meeting of stockholders must submit the proposals in proper form to us at the address set forth on the first page of this proxy statement not later than January 29, 2021 in order for the proposals to be considered for inclusion in our proxy statement and form of proxy relating to the 2021 annual meeting.
Stockholder proposals intended to be presented at our 2021 annual meeting submitted outside the processes of Rule 14a-8 must be received in writing by us no later than the close of business on March 27, 2021, nor earlier than February 25, 2021, together with all supporting documentation and information required by our Bylaws. Proxies solicited by us will confer discretionary voting authority with respect to these proposals, subject to SEC rules governing the exercise of this authority.
In order to have a director candidate considered by the Nominating and Corporate Governance Committee of our Board of Directors, the recommendation must be submitted to our Secretary at the address set forth on the first page of this proxy statement no later than the close of business on March 27, 2021, nor earlier than February 25, 2021, and must include all supporting documentation and information required by our Bylaws.

ZOSANO PHARMA CORPORATION
34790 ARDENTECH COURT
FREMONT, CA 94555

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on June 24, 2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on June 24, 2020. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

For All	Withhold All	For All Except
▢	▢	▢

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. Elect three Class III directors to serve until the 2023 annual meeting of stockholders or until their successors are duly elected and qualified:

Nominees

01 Joseph P. Hagan   02 Steven Lo   03 Kleanthis Xanthopoulos

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
2. Ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2020.	▢	▢	▢

NOTE: The proxies may vote in their discretion upon any other matters as may properly come before the meeting or any adjournments, continuations or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]   Date

Signature (Joint Owners)   Date

0000469526_1 R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Annual Report, Notice & Proxy Statement are available at www.proxyvote.com

ZOSANO PHARMA CORPORATION
Annual Meeting of Stockholders
June 25, 2020, 8:30 A.M. Pacific Time
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Steven Lo and Christine Matthews, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of ZOSANO PHARMA CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:30 AM, Pacific Time on June 25, 2020 at 34790 Ardentech Court, Fremont, CA 94555, and any adjournment, continuation or postponement thereof.

Due to concerns relating to the public health impact of the coronavirus outbreak (COVID-19) and related travel, the Company is planning for the possibility that the 2020 Annual Meeting of Stockholders may be held by means of remote communication (i.e., a virtual-only meeting). If the Company takes this step, the Company will announce the decision in advance, and will provide details on how to participate at www.zosanopharma.com. As always, the Company encourages you to vote your shares prior to the Annual Meeting regardless of whether you intend to attend the Annual Meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

0000469526_2 R1.0.1.18